Exhibit 4.27
BATH & BODY WORKS, INC. (formerly known as L BRANDS, INC.),
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of August 2, 2021
to
INDENTURE
Dated as of February 19, 2003

TABLE OF CONTENTS

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FIRST SUPPLEMENTAL INDENTURE, dated as of August 2, 2021, among Bath & Body Works, Inc. (formerly known as L Brands, Inc.), a Delaware corporation (hereinafter called the “Company”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as successor trustee hereunder (hereinafter called the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee entered into an indenture, dated February 19, 2003 (the “Base Indenture”), pursuant to which senior unsecured debentures, notes or other evidences of indebtedness of the Company may be issued in one or more series from time to time;
WHEREAS, the Company on July 9, 2021 approved change of its name from “L Brands, Inc.” to “Bath & Body Works, Inc.” effective as of the August 2, 2021 (the “Name Change”);
WHEREAS, Section 13.01 of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of the Debt Securities, for specified purposes stated therein;
WHEREAS, the Company desires to supplement the Indenture to reflect the Name Change;
WHEREAS, all things necessary to make this First Supplemental Indenture a valid, binding and enforceable agreement of the Company and the Trustee and a valid supplement to the Base Indenture have been done; and
NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the foregoing, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Debt Securities, as follows:
ARTICLE 1
Definitions And Other Provisions Of General Application
Section 1.01.Definitions.
The Base Indenture together with this First Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Base Indenture as supplemented and amended by this First Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture.
For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)    the terms defined in this article have the meanings assigned to them in this article and include the plural as well as the singular;
(2)     all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;
(3)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;
(4)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision; and
(5)    all references used herein to the male gender shall include the female gender.
ARTICLE 2
Operation of Amendments
Section 2.01. Amendments.
The Base Indenture is hereby amended by replacing each instance of “L Brands, Inc.” with “Bath & Body Works, Inc.” All references in the Base Indenture to the “Company” shall mean Bath & Body Works, Inc.
ARTICLE 3
Miscellaneous
Section 3.01. Effect of First Supplemental Indenture.
(1)    This First Supplemental Indenture is a supplemental indenture within the meaning of Section 13.01 of the Base Indenture, and the Base Indenture shall be read together with this First Supplemental Indenture and shall have the same effect over all of the Debt Securities, in the same manner as if the provisions of the Base Indenture and this First Supplemental Indenture were contained in the same instrument.
(2)    In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this First Supplemental Indenture.
Section 3.02. Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.03. Successors and Assigns.
All covenants and agreements in this First Supplemental Indenture by the Company and the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.
Section 3.04. Severability Clause.
In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.05. Benefits of First Supplemental Indenture.
Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.
Section 3.06. Conflict.
In the event that there is a conflict or inconsistency between the Base Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Base Indenture, in either case, which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.
Section 3.07. Governing Law.
THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR ENTERED INTO AND, IN EACH CASE, PERFORMED, IN SAID STATE.
Section 3.08. Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on the date and year first written above.

BATH & BODY WORKS, INC. (f/k/a L Brands, Inc.)
By:	/s/ Timothy J. Faber
Name: Timothy J. Faber
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Shannon Matthews
Name: Shannon Matthews
Title: Vice President

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